EXHIBIT 10.32
Technology Cooperation Agreement

Party A: Xi De Long (China) Co., Ltd.

Party B: China Institute of Sports Science of the General Administration of Sport of China

In accordance with the relevant regulations of the Contract Law and the General Principles of the Civil Law of the People’s Republic of China, and through friendly negotiations, Party A and Party B (hereinafter referred to as the “Parties”) hereto have agreed as follows on the development of scientific research and technology cooperation:

1.	General Cooperation Mode

The Parties will establish strategic partnership aiming at developing science and technology cooperation on the basis of scientific research in order to enhance the health standards of the Chinese people and raise the quality of national physical fitness.

(a)
During the cooperation period, Party A shall have the right to use the words “Strategic Partner of China Institute of Sports Science of the General Administration of Sport of China” in its business promotions, product packaging and other promotional activities; however, Party A must abide by the relevant laws and regulations of the State in using these words.

(b)
During the cooperation period, Party B shall organize and implement the relevant scientific research projects and technology researches for Party A by utilizing the scientific and technology methods and related conditions obtained from home and abroad.

(c)
The Parties will jointly form a coordination team on technology research to ensure the success of the R&D efforts of the Parties. Upon commencement of the technology cooperation, Party B shall agree to set up a R&D unit under the name of Party B in the premise of Party A.

(d)
Based on the marketing needs of Party A, Party B shall assist Party A in its R&D efforts, science and technology consulting services, popularization of science, advertising, strategic planning, international and domestic academic exchanges, community services and etc.

(e)	When conditions permit, Party B shall assist Party A to prepare and incorporate a public company in the sports industry.
(f)
The cooperation period between the Parties shall be a period of five (5) years beginning from October 20, 2006 to October 20, 2011. Upon expiry of this cooperation period, Party A shall have the priority to renew the contract.

2.	Aspects of Technology Cooperation

Party B shall perform R&D services for Party A to increase the technological contents and improve the materials of sport products of Party A.

(a)	The aspects of technological cooperation identified and agreed by the Parties are as follows:
(1)	Party B shall provide Party A with foot-measuring apparatus and solutions, together with the relevant technical parameters, in order to help Party A make statistical analysis of the data.
(2)	Party B shall conduct researches on and develop foot scanners.
(3)
Party B shall, in cooperation with the R&D strengths at home and abroad, conduct researches on and develop plantar pressure and pressure intensity measurement devices and provide the relevant technical parameters.

(4)	Party B shall provide the relevant testing and produce analysis reports on Party A’s sport products.
(5)	Party B shall assist Party A in developing national standards for its relevant products.
(6)	Party B shall assist Party A in preparing the relevant documents on protecting technologies in international trade.
(b)
In addition to the above agreed aspects of technological cooperation, all the R&D results of Party B and the research projects assigned to Party B by Party A are within the scope of technology services of Party B.

(c)	For the research projects to be conducted by Party B for Party A, Party B shall first develop project plans and must obtain written consent from Party A prior to their implementation.

3.	Cooperation in Brand Marketing

(a)	Party B agrees to engage in technology promotional activities for promoting Party A’s brand and products.
(b)
Party B shall, where appropriate, carry out sales promotions for Xi De Long products by taking advantage of such opportunities as academic activities held at home and abroad, activities for promoting the results of science and technology researches, as well as popularization of science activities.

(c)	Party B agrees that it will assist Party A in preparing R&D and marketing plans, as well as brand and product promotional activities for Party A’s products.
(d)	The brand marketing activities of Party A shall be closely linked with the national physical fitness plan of the state government.

4.	Preparing to Incorporate a Public Company in the Sports Industry

(a)	A multifaceted cooperation plan shall be developed to help the sports industry switch to the market economy following the year 2008.

(b)	Party B shall assist Party A in developing solutions to help the Company go public and bring the concepts of “sports, technology and industry” into practice.
(c)	The shareholding structure of the public company shall be agreed separately on the basis of the situation of cooperation.

5.	Fees for Cooperation and Payment Method

(a)
Party A shall pay a “strategic partner” authorization fee to Party B in the amount of RMB 500,000 yuan per year of cooperation, and the first year’s payment shall be paid within fifteen (15) days upon execution of this Agreement and on the same date in each of the four subsequent years.

(b)
Party A shall provide Party B with the funds needed for implementing the R&D and technology cooperation projects organized by Party B for Party A, while Party B shall use such funds in accordance with the Measures on the Management and Use of Government Funds on Science and Technology.

(c)	All costs and expenses incurred by Party B in organizing or participating in the promotional activities in coordination with the promotional activities of Party A’s products shall be borne by Party A.

6.	Rights and Obligations of the Parties

(a)	Rights and Obligations of Party A
(1)
Party A shall have the right to use the words “Strategic Partner of China Institute of Sports Science of the General Administration of Sport of China” on its products, such as sport shoes, sportswear, bags, caps, socks, as well as business promotional materials.

(2)	Party A shall pay all fees and costs to Party B in full subject to the terms and conditions agreed hereunder.
(3)	Party A shall guarantee the quality of products that bear the Xi De Long brand and be responsible for all legal and financial liabilities arising from quality issues of its products.
(4)	Party A shall assist Party B to perform all the relevant science and technology researches, as well as testing and promotional activities.
(5)
Party A shall enjoy priority in using the relevant science and technology R&D results of Party B with self-owned intellectual property rights and in cooperating with Party B on certain projects, if conditions are the same for all parties.

(6)
All data generated from technology testing, as well as documentations such as analysis reports resulting from of the cooperation between the Parties, shall be filed with Party B when used for business promotion purposes. If Party B raises objections, the Parties shall negotiate separately and such activities shall be conducted only upon mutual agreement.

(b)	Rights and Obligations of Party B
(1)
Party B shall ensure that Party A is the sole person who is entitled to entering into “strategic partnership” with Party B for such product categories including sport shoes, sportswear, bags, caps and socks.

(2)	Party B shall set up a R&D unit on Party A’s premise upon identification of the first cooperative project.
(3)
Subject to a clear expression of non-cooperation by Party A, Party B shall have the right to develop cooperative relations with third parties on its research projects in the field of technology cooperation.

(4)	Party B shall be entitled to charge Party A the fees as agreed by the Parties hereunder within the said time period.
(5)	Party B shall engage in promotional activities in relation to the marketing of Party A’s products.
(6)	Party B shall select and enroll technology workers from a pool of experts both at home and abroad to participate in the research and testing activities.

7.	Liabilities for Breach of Contract

(a)
If Party A fails to pay the fees within the time period as agreed hereunder and fails again within fifteen (15) days upon receipt of a written notice from Party B, Party A shall pay damages for payment default according to the relevant regulations of the Supreme People’s Court on Delayed Payment.

(b)
Both parties shall keep the contents of cooperation in strict confidence and, in case of any disclosure by either party has resulted in economic losses to the other party, the injured party shall be entitled to demand damages for default to recover its economic losses from the breaching party.

(c)	Party A shall not use the name of Party B discretionarily to engage in any civil and business activities beyond its rights as provided hereunder.
(d)	In case of any loss incurred as a result of any breach of this Agreement by either party, the breaching party shall be held liable for breaching the Agreement.

8.	Dispute Resolution

Any dispute between the Parties arising from this Agreement or from breaching this Agreement by either party will first be settled through negotiations between the Parties. If the Parties fail to reach an agreement through negotiations, either party shall be entitled to file a suit against the other with a competent People’s Court by virtue of this Agreement.

9.	Miscellaneous

(a)	The R&D results generated from cooperation between the Parties shall be owned by the Parties.

(b)
Party B shall actively assist Party A in producing the documents related to their cooperation in the process of making applications for government funding for science and technology innovations by Party A in accordance with the relevant government policies.

(c)
During the cooperation period, should any dispute arise over the quality of the Xi De Long products between Party A and consumers, Party A shall be held liable for all the business disputes as well as all related claims or liabilities arising from the business operations of Party A.

(d)	Party A acknowledges any and all existing agreements or contracts between Party B and third parties prior to the execution of this Agreement.
(e)	The effective date of this Agreement shall the date of its execution by the Parties.
(f)	This Agreement is executed in four counterparts, and each party shall hold two copies, with each copy having the same legal effect.

Party A: Xi De Long (China) Co., Ltd.
Address: Quanzhu City, Fujian Province
Signature of Authorized Representative:  /s/ Lin Shuipan

Date: October, 20, 2006

Party B: China Institute of Sports Science of the General Administration of Sport of China
Address: No. 11, Tuyuguan Road, Chongwen District, Beijing
Signature of Authorized Representative: /s/ Zhang Liang

Date: October, 20, 2006